As filed with the Securities and Exchange Commission on March 31, 2015

Registration No. 333-

United States

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIO BLAST PHARMA ltd.

(Exact name of registrant as specified in its charter)

State of Israel	Not applicable
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

37 Dereh Menachem Begin St., 15th Floor, Tel Aviv 6522042 Israel

(Address of Principal Executive Offices)

Bio Blast Pharma 2013 Incentive Option Plan

(Full title of the plan)

Zysman, Aharoni, Gayer and

Sullivan & Worcester LLP

1633 Broadway

New York, NY 10019

Tel: (212)-660-5000

(Name, Address and Telephone Number of Agent for Service)

COPIES TO:

Howard E. Berkenblit, Esq.	Mor Limanovich, Adv.
Shy S. Baranov, Esq.	Zysman, Aharoni, Gayer & Co.
Zysman, Aharoni, Gayer and	41-45 Rothschild Blvd.
Sullivan & Worcester LLP	Beit Zion
1633 Broadway	Tel-Aviv, Israel 65784
New York, NY 10019	Tel: +972-3-795-5555
Tel: (212)-660-5000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (2)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares (1)	403,110	$0.0004	(3)	$162	$0.02
Ordinary Shares (1)	8,520	$0.95	(3)	$8,094	$0.95
Ordinary Shares (1)	251,702	$11.00	(3)	$2,768,722	$321.73
Ordinary Shares (1)	120,000	$6.04	(3)	$724,800	$84.23
Ordinary Shares (1)	20,000	$7.78	(3)	$155,600	$18.09
Ordinary Shares (1)	498,067	$8.47	(3)	$4,218,628	$490.21
Ordinary Shares (1)	24,000	$7.17	(3)	$172,080	$20.00
Ordinary Shares (1)	280,269	$6.02	(4)	$1,687,219	$196.06
Total	1,605,668	N/a		$9,735,305	$1,131.29

(1)	Par value NIS 0.01 per share.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(3)	Computed in accordance with Rule 457(h) promulgated under the Securities Act based on the exercise price of the options underlying the ordinary shares.

(4)	The fee is based on the number of ordinary shares which may be issued under the plan this Registration Statement relates to and is estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sales price of an ordinary share as reported on the Nasdaq Global Market on March 27, 2015.

Explanatory note

This registration statement relates to 1,605,668 ordinary shares to be issued in the future upon the exercise of options that have been, or may be, granted under the Registrant’s 2013 Incentive Option Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of this Registration Statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) under the Securities Act, as amended, in accordance with the rules and regulations of the United States Securities and Exchange Commission, or the Commission. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated by reference in and made a part of this Registration Statement, as of their respective dates:

(a)	The Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2014, filed with the Commission on March 31, 2015;

(b)	The description of the Registrant’s ordinary shares, par value NIS 0.01 per share contained in the Registrant’s Registration Statement on Form 8-A filed pursuant to the Securities the Exchange Act of 1934, as amended, or the Exchange Act, on July 28, 2014 (File No. 001-36578), including any amendment or report filed which updates such description.

In addition to the foregoing, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all reports on Form 6-K subsequently filed by the Registrant which state that they are incorporated by reference herein, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents and reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

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Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

An Israeli company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event provided that a provision authorizing such indemnification is inserted in its articles of association. The Registrant’s amended and restated articles of association contain such a provision. An undertaking provided in advance by an Israeli company to indemnify an office holder with respect to a financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator’s award approved by a court must be limited to events which in the opinion of the board of directors can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking must detail the abovementioned events and amount or criteria.

In addition, a company may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent or as a monetary sanction; and

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for a crime that does not require proof of criminal intent.

An Israeli company may insure a director or officer against the following liabilities incurred for acts performed as a director or officer:

•	a breach of duty of care to the company or to a third party, including a breach arising out of the negligent conduct of an office holder;

•	a breach of duty of loyalty to the company, provided the director or officer acted in good faith and had a reasonable basis to believe that the act would not prejudice the interests of the company; and

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•	financial liabilities imposed on the office holder for the benefit of a third party.

An Israeli company may not, however, indemnify or insure an office holder against any of the following:

•	a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive unlawful personal benefit; or

•	a fine, monetary sanction, penalty or forfeit levied against the office holder.

The Israeli Securities Law provides that a company cannot obtain insurance against or indemnify a third party (including its officers and/or employees) for any administrative procedure conducted by the Israeli Securities Authority and/or monetary fine (other than for certain legal expenses and payments of damages to an injured party). The Israeli Securities Law permits insurance coverage and/or indemnification for certain liabilities incurred in connection with an administrative procedure, such as reasonable legal fees and certain compensation payable to injured parties for damages suffered by them, provided that such insurance and/or indemnification is permitted under the company’s articles of association. The Registrant’s articles of association contain such a provision.

Under the Israeli Companies Law, indemnification and insurance of office holders must be approved by a company’s compensation committee, its board of directors and, in certain circumstances, by its shareholders. The Registrant has obtained directors’ and officers’ liability insurance for the benefit of its office holders and intends to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law, Securities Law, and the Registrant’s articles of association. In addition, the Registrant has entered into indemnification agreements with each of its directors and officers providing them with indemnification for liabilities or expenses incurred as a result of acts performed by them in their capacity as the Registrant’s, or the Registrant’s subsidiaries’, directors and officers. This indemnification is limited both in terms of amount and coverage. In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

The Registrant is in the process of adoption of a compensation policy for its office holders as required under the Israeli Companies Law. Under such policy, the Registrant plans to include applicable provisions with respect to directors’ and officers’ liability insurance for the benefit of its office holders, as well as with respect to indemnification of its office holders.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

4.1(1)	Articles of Association of the Registrant

5.1	Opinion of Zysman, Aharoni, Gayer & Co.

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23.1	Consent of Kost Forer Gabbay & Kasierer, Certified Public Accountants (Israel) (a Member of Ernst & Young Global)

23.2	Consent of Zysman, Aharoni, Gayer & Co. (included in the opinion filed as Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (included on signature page)

99.1(2)	Bio Blast Pharma Ltd. 2013 Incentive Option Plan

(1)	Previously filed as Exhibit 3.2 to Form F-1/A filed on April 8, 2014 (File No. 333-193824), and incorporated herein by reference.

(2)	Previously filed as Exhibit 10.3 to Form F-1/A filed on March 17, 2014 (File No. 333-193824), and incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(b)	The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel-Aviv, State of Israel, on March 30, 2015.

BIO BLAST PHARMA ltd.

By:	/s/ Colin Foster
Name: Colin Foster
Title: Chief Executive Officer and President

power of attorney and signatures

We, the undersigned officers and directors of Bio Blast Pharma Ltd., hereby severally constitute and appoint Colin Foster, Fredric Price and Udi Gilboa, and each of them individually, our true and lawful attorney to sign for us and in our names in the capacities indicated below any and all amendments or supplements, including any post-effective amendments, to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming our signatures to said amendments to this Registration Statement signed by our said attorney and all else that said attorney may lawfully do and cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Colin Foster	Chief Executive Officer, President and Director	March 30, 2015
Colin Foster	(principal executive officer)

/s/ Ehud (Udi) Gilboa	Chief Financial Officer and Director (principal financial	March 30, 2015
Udi Gilboa	officer and principal accounting officer)

Executive Chairman of the Board of Directors
Fredric Price

/s/ Michael Burshtine	Director	March 30, 2015
Michael Burshtine

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Director
Gili Cohen

/s/ Marlene Haffner	Director	March 30, 2015
Marlene Haffner

/s/ Isaac Krymolowski	Director	March 30, 2015
Isaac Krymolowski

/s/ Dr. Dalia Megiddo	Director	March 30, 2015
Dr. Dalia Megiddo

Director
Ran Nussbaum

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Zysman, Aharoni, Gayer and Sullivan & Worcester LLP, the duly authorized representative in the United States of Bio Blast Ltd., has signed this Registration Statement on Form S-8 on March 30, 2015.

/s/ Zysman, Aharoni, Gayer and Sullivan & Worcester LLP
Zysman, Aharoni, Gayer and Sullivan & Worcester LLP

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